EXHIBIT 99.5

For Immediate Release: January 29, 2008

Occidental Replaces 116 Percent of 2007 Production

LOS ANGELES — Occidental Petroleum Corporation (NYSE: OXY) announced today that in 2007 the company’s consolidated subsidiaries had preliminary proved reserve additions from all sources of 242 million barrels of oil equivalent (BOE) compared to production of 209 million BOE, for a production replacement rate of 116 percent.  Occidental incurred $4.45 billion in costs for oil and gas property acquisitions and exploration and development activities.  At the end of 2007, Occidental’s consolidated reserves-to-production ratio, assuming production remained at the 2007 level, was 13.7 years.

At year-end 2007, Occidental’s worldwide proved reserves, on a consolidated basis, totaled 2.87 billion BOE compared to 2.83 billion BOE at the end of 2006.

The 2007 consolidated proved reserve additions totaled 242 million BOE.  Improved recovery provided 104 percent of total additions, acquisitions 25 percent, extensions and discoveries 10 percent, which were partially offset by reductions in previous estimates of the total proved reserve additions.

Over 90 percent of the net additions were in the United States, with the most substantial increases in the Permian Basin, Elk Hills field and the Rocky Mountains.  In the Permian Basin, the increased reserves were attributable to higher prices and enhanced recovery techniques, such as drilling and water flood wells, additional CO2 flood development programs and bolt-on acquisitions.  The Elk Hills operations employ infill drilling and both gas flood and water flood techniques which contributed to their increased reserves.

In 2007, Occidental increased proved developed reserves to 80 percent of total proved reserves from 78 percent at year-end 2006.

The Dolphin project transferred 101 million BOE to the proved developed category during 2007, with no remaining undeveloped reserves at December 31, 2007 for this project.  In the United States, the Elk Hills field and the Permian Basin transferred 21 million BOE each into proved developed reserves from undeveloped.

For the three-year period 2005-2007, Occidental’s consolidated proved reserve additions totaled 1.125 billion BOE, and total production equaled 580 million BOE, for a reserve replacement rate of 194 percent.  Over the past three years, Occidental incurred $17.63 billion in costs for property acquisitions and exploration and development activities.  Disclosures in this press release are for continuing operations as of December 31, 2007; accordingly, Pakistan and Horn Mountain reserves and costs have been excluded.

Occidental sold its 33 million BOE share of a Russian joint venture in January 2007.  After this sale, only the minority shareholder’s interest in a Colombian affiliate and an equity investment in Yemen remain classified in other interests.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions.  Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization.  Oxy’s wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls.  Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company’s worldwide operations.

Forward-Looking Statements

Statements in this release that contain words such as “will,” “expect” or “estimate,” or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results.  Factors that could cause results to differ materially include, but are not limited to: exploration risks, such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; operational interruptions; changes in tax rates and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition.  You should not place undue reliance on these forward-looking statements which speak only as of the date of this release.  Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.  U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com.  You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

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Contacts:	Richard S. Kline (media)
310-443-6249

Christopher G. Stavros (investors)
212-603-8184

On the web: www.oxy.com

OIL AND GAS PRELIMINARY RESERVES

The following table sets forth Occidental’s net interests in quantities of proved developed and undeveloped reserves of crude oil, condensate and natural gas, and changes in such quantities.  Crude oil reserves (in millions of barrels) include condensate.  Natural gas volumes (in billion cubic feet) have been converted to barrels of oil equivalent (BOE) based on energy content of 6,000 cubic feet of gas to one barrel of oil.

	Consolidated Subsidiaries			Other Interests
(million BOE)	Oil	Gas	BOE	Oil	Gas	BOE
PROVED DEVELOPED AND UNDEVELOPED RESERVES
Balance at December 31, 2004	1,858	2,851	2,334	43	—	43
Revisions of previous estimates	(18)	21	(15)	8	6	9
Improved recovery	107	129	129	—	—	—
Extensions and discoveries	46	427	117	1	—	1
Purchases of proved reserves	112	164	139	—	—	—
Sales of proved reserves	(8)	(3)	(9)	—	—	—
Production	(135)	(215)	(171)	(7)	(6)	(8)
Balance at December 31, 2005	1,962	3,374	2,524	45	—	45
Revisions of previous estimates	21	(31)	16	(7)	8	(6)
Improved recovery	116	127	137	(1)	—	(1)
Extensions and discoveries	24	58	34	—	—	—
Purchases of proved reserves	254	435	326	—	—	—
Sales of proved reserves	(4)	(2)	(4)	—	—	—
Production	(160)	(237)	(200)	(7)	(8)	(8)
Balance at December 31, 2006	2,213	3,724	2,833	30	—	30
Revisions of previous estimates	(80)	(90)	(95)	—	—	—
Improved recovery	183	417	253	1	—	1
Extensions and discoveries	18	35	24	(1)	—	(1)
Purchases of proved reserves	57	18	60	—	—	—
Sales of proved reserves	—	—	—	(33)	—	(33)
Production	(165)	(261)	(209)	1	—	1
Balance at December 31, 2007	2,226	3,843	2,866	(2)	—	(2)
PROVED DEVELOPED RESERVES (a)
December 31, 2004	1,511	1,728	1,799	37	—	37
December 31, 2005	1,537	1,906	1,855	37	—	37
December 31, 2006	1,771	2,637	2,211	23	—	23
December 31, 2007	1,788	3,069	2,300	(2)	—	(2)

(a) Approximately three percent of the proved developed oil reserves and approximately 14 percent of the proved developed gas reserves at December 31, 2007 are non-producing. Occidental’s plans are to begin producing these reserves in 2008.

PRELIMINARY COSTS INCURRED

Occidental’s 2007, 2006 and 2005 costs incurred in oil and gas property acquisition, exploration and development activities, whether capitalized or expensed, were as follows:

(in millions)	Consolidated Subsidiaries	Other Interests (b)
FOR THE YEAR ENDED
DECEMBER 31, 2007
Property Acquisition Costs
Proved Properties	$1,016	$—
Unproved Properties	119	—
Exploration Costs	331	(4)
Development Costs	2,987	7
Costs Incurred	$4,453	$3
FOR THE YEAR ENDED
DECEMBER 31, 2006
Property Acquisition Costs (a)
Proved Properties	$4,899	$—
Unproved Properties	1,142	—
Exploration Costs	313	1
Development Costs	2,518	32
Costs Incurred	$8,872	$33
FOR THE YEAR ENDED
DECEMBER 31, 2005
Property Acquisition Costs
Proved Properties	$1,782	$—
Unproved Properties	398	—
Exploration Costs	232	(2)
Development Costs	1,890	15
Costs Incurred	$4,302	$13

(a) Includes acquisition costs and related step-up for deferred income taxes of $1.34 billion for the purchase of Vintage Petroleum Inc. There was no goodwill recorded for this acquisition.

(b) Includes equity investees’ costs in Russia (sold in 2007) and Yemen, partially offset by minority interests in a Colombian affiliate.

PRELIMINARY 5-YEAR DATA

CONSOLIDATED SUBSIDIARIES

	Reserve		Costs
	Additions	Production	Incurred
	(Million BOE)	(Million BOE)	($ Millions)
2003	336	166	1,501
2004	241	166	1,700
2005	370	171	4,302
2006	513	200	8,872*
2007	242	209	4,453

3-Year Average	375	193	5,876

5-Year Average	340	182	4,166

Reserves Replacement

 (Million BOE)

		Improved	Extensions
	Revisions	Recovery	Discoveries	Acquisitions	Total
2003	5	96	128	107	336
2004	50	110	41	40	241
2005	(15)	129	117	139	370
2006	16	137	34	326	513
2007	(95)	253	24	60	242

3-Year Average	(31)	173	58	175	375

5-Year Average	(8)	145	69	134	340

Costs Incurred

 ($ Millions)

		Exploration	Development
	Acquisitions	Costs	Costs	Total

2003	368	80	1,053	1,501
2004	166	132	1,402	1,700
2005	2,180	232	1,890	4,302
2006	6,041	313	2,518	8,872*
2007	1,135	331	2,987	4,453

3-Year Average	3,119	292	2,465	5,876

5-Year Average	1,978	218	1,970	4,166

* Includes acquisition costs and related step-up for deferred income taxes of $1.34 billion for the purchase of Vintage Petroleum Inc.

        There was no goodwill recorded for this acquisition.